
                                                                 EXHIBIT 12
                             THE BANK OF NEW YORK COMPANY, INC.
                        Ratios of Earnings to Fixed Charges and Ratios
                             of Earnings to Combined Fixed Charges
                                 and Preferred Stock Dividends
                                    (Dollars in Millions)
                    For the three months ended  For the nine months ended
                            September 30,           September 30,
                          1994       1993         1994        1993
                          ----       ----         ----        ----
EARNINGS
- --------
Income Before
 Income Taxes             $310       $251       $  876     $  656
Fixed Charges, Excluding
 Interest on Deposits      118         90          309        254
                          ----       ----       ------     ------
Income Before Income
 Taxes and Fixed
 Charges,Excluding
 Interest on Deposits      428        341        1,185        910
Interest on Deposits       225        170          583        532
                          ----       ----       ------     ------
Income Before Income
 Taxes and Fixed
 Charges,Including
 Interest on Deposits     $653       $511       $1,768     $1,442
                          ====       ====       ======     ======
FIXED CHARGES
- -------------

Interest Expense,
 Excluding Interest
 on Deposits              $110        $82         $284       $228
One-Third Net
 Rental Expense*             8          8           25         26
                          ----       ----       ------     ------
Total Fixed
 Charges, Excluding
 Interest on Deposits      118         90          309        254
Interest on Deposits       225        170          583        532
                          ----       ----       ------     ------
Total Fixed
 Charges, Including
 Interest on Deposits     $343       $260         $892     $  786
                          ====       ====       ======     ======
PREFERRED STOCK
 DIVIDENDS,PRE-TAX BASIS   $ 4        $10          $17        $32
                          ====       ====       ======     ======

EARNINGS TO FIXED CHARGES RATIOS
- --------------------------------
  Excluding Interest
    on Deposits            3.63x    3.79x        3.83x     3.58x
  Including Interest
    on Deposits            1.90     1.97         1.98      1.83

EARNINGS TO COMBINED FIXED CHARGES
& PREFERRED STOCK DIVIDENDS RATIOS
- ----------------------------------
  Excluding Interest
    on Deposits            3.51    3.41         3.63      3.18
  Including Interest
    on Deposits            1.88    1.89         1.94      1.76

       * The proportion deemed representative of the interest factor.